Exhibit 18

Corvex Management LP 712 Fifth Avenue, 23rd Floor New York, New York 10019	Related Real Estate Recovery Fund, L.P. 60 Columbus Circle New York, New York 10023

April     , 2013

[NAME]

[ADDRESS]

[ADDRESS]

Dear                     :

This will confirm our understanding as follows:

You, as a holder of shares (“Shares”) of CommonWealth REIT, a Maryland real estate investment trust (the “Company”), agree to cooperate with Corvex Management LP and Related Real Estate Recovery Fund, L.P. (collectively, the “Proposing Shareholders”) and certain other persons and related entities for the purpose of removing the entire Board of Trustees of the Company (the “Removal Proposal”) and taking all other action necessary and appropriate, in the Proposing Shareholders’ discretion, to achieve the foregoing. The Proposing Shareholders agree to keep you or your Representatives (as defined below) reasonably informed of any such actions.

You acknowledge and agree that you will be deemed a participant (a “Participant”), as defined in Instruction 3 to Item 4 of Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Proposing Shareholders’ ongoing or future solicitations of proxies, written consents, and agent designations from shareholders of the Company in connection with the Removal Proposal.

You hereby represent and warrant to the Proposing Shareholders that Annex I hereto sets forth a true, accurate and complete listing of all securities you hold in the Company and Select Income REIT (“SIR”) and all transactions you have made in the securities of the Company and SIR in the past five years.

You understand that it may be difficult, if not impossible, to replace a person who, such as yourself, has agreed to cooperate in effecting the Removal Proposal and later changes his mind and determines not to be involved. Accordingly, the Proposing Shareholders are relying upon your agreement to participate in connection with effecting the Removal Proposal. In that regard, you are being supplied with a questionnaire in which you will provide representatives of the Proposing Shareholders with information necessary for the Proposing Shareholders to make appropriate disclosure to the Company, for use in creating the proxy or other solicitation materials that may be sent to the Company’s shareholders and filed with the U.S. Securities and Exchange Commission (the “SEC”), and for fulfilling other SEC reporting obligations. You agree that (i) you will immediately complete and sign the questionnaire and return it to the Proposing Shareholders (or their designees) by fax or email and (ii) your responses to the questions contained therein will be true and correct in all respects. Your completed questionnaire (or a summary thereof) may be forwarded to the Company.

You understand and acknowledge that the Proposing Shareholders and their respective affiliates may be required to make various filings with the SEC in connection with you entering into this agreement and becoming a Participant, and may also be required to respond to comment letters and other SEC correspondence relating thereto. Your cooperation and assistance with all such SEC filings and all other actions reasonably necessary to achieve the goal of effecting the Removal Proposal is required. In connection therewith, you hereby agree and authorize each of the Proposing Shareholders, their legal representatives and your Representatives to make the following representation to the SEC on your behalf, substantially in the form of the following statement: “[Your Name] acknowledges that (i) he or she is responsible for the adequacy and accuracy of the disclosure in [the applicable filing], (ii) SEC Staff comments or changes to disclosure in response to SEC Staff comments do not foreclose the SEC from taking any action with respect to the filing and (iii) he or she may not assert SEC Staff comments as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.”

In accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, you agree to the joint filing with the Proposing Shareholders on Schedule 13D, and any amendments thereto, with respect to your ownership of Company securities. Each filer is responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other filer, unless such filer knows or has reason to know that such information is inaccurate. You further agree that all information you provide, including, without limitation, all information with respect to your beneficial ownership of Shares, will be accurate. The Proposing Shareholders hereby agree to provide you and your counsel electronically with a copy of the Schedule 13D, and any amendments thereto, that pertains to your ownership of Company securities, before such Schedule 13D or amendments thereto are filed, and the Proposing Shareholders further agree not to file such Schedule 13D or any amendments thereto, with respect to your ownership of Company securities, without your specific written consent, which may be expressed by email transmitted to your Representatives, who are hereby authorized to provide copies of such written consent to the Proposing Shareholders or their legal representatives upon request.

During the term of this agreement, you are free to Transfer your shares of securities of the Company that you own at the time of the execution of this agreement, provided, however, that you hereby agree to retain, and not to Transfer, a minimum of 500 (five hundred) common shares of the Company. The term “Transfer” shall mean any direct or indirect (i) sale, assignment, conveyance, grant of participation or similar interest, pledge, hypothecation, subjecting to any lien, claim or encumbrance or other disposition, (ii) hedge, acquisition of a put or other shifting of the risk of loss, or (iii) possession or acquisition of any contractual or derivative right to accomplish any of the foregoing.

You agree that during the term of this agreement, (a) with respect to all Shares Beneficially Owned by you, you will vote or consent, as appropriate, in favor of the Removal Proposal and any other action that the Proposing Shareholders may present to facilitate the Removal Proposal (including, without limitation, a call of a special meeting of Company shareholders to vote on the Removal Proposal) and (b) you will take all reasonably necessary action to achieve the foregoing. You hereby represent and warrant to the Proposing Shareholders that prior to the date hereof you have not given any proxy or power of attorney related to your Company securities that has not been revoked by an effective revocation thereof, and during the term of this Agreement you shall not without the prior written consent of the Proposing Shareholders grant any such proxy or power of attorney.

You also agree that during the term of this agreement you will not, and will cause your affiliates and associates (each as defined in Rule 12b-2 under the Exchange Act) not to, directly or indirectly, acquire Beneficial Ownership of any securities of the Company or any of its subsidiaries (including, without limitation, SIR). The term “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

You further agree that during the term of this agreement you will not, and you shall cause your affiliates and associates (each as defined in Rule 12b-2 under the Exchange Act) not to enter into any agreement, arrangement or understanding with any person (other than the Proposing Shareholders and their respective affiliates) for the purpose of holding, voting or disposing of any securities of the Company or any of its subsidiaries (including, without limitation, SIR), or derivative instruments with respect to securities of the Company or any of such subsidiaries. You represent and warrant to each Proposing Shareholder that no such agreement, arrangement or understanding is in place as of the date hereof (except for this agreement).

You agree that you shall not make any filing with the SEC, issue any press release or otherwise engage in any communication in connection with the Removal Proposal or your investment in the Company without the written consent of the Proposing Shareholders. In furtherance of the foregoing, you agree (i) not to communicate with the Company, its representatives or other shareholders of the Company regarding the Removal Proposal or your investment in the Company (whether in written, electronic or oral form), in each case without the prior written consent of the Proposing Shareholders and (ii) keep confidential all communications and discussions between you and your Representatives, on the one hand, and the Proposing Shareholders and their representatives, on the other hand, except to the extent any such information must be disclosed by law, in the opinion of your counsel, in which case you may make disclosure of solely such information that is so required to be disclosed by law. You further agree that should any disagreement arise between or among you and the Proposing Shareholders concerning decisions to be made or actions to be taken in connection with the Removal Proposal, the Proposing Shareholders shall have the sole authority to resolve any such disagreement.

In connection with becoming a Participant, you hereby agree to appoint at all times during the term of this Agreement each of Partha Chattoraj and Christopher Allegaert (each, a “Representative’) of the law firm of Allegaert Berger & Vogel LLP as your true and lawful agent and attorney-in-fact, with full power of substitution, to act in your name, place and stead, to do or refrain from doing all such acts and things, and to execute and deliver all such documents as are reasonable and customary in like circumstances and as each Representative shall deem necessary or appropriate, including causing to be signed electronically any requisite filings with the SEC and to file the same with the SEC, solely in connection with your agreement hereunder and any other actions related to the Company.

As has been discussed with you, during the term of this agreement, the Proposing Shareholders may ask for your cooperation and assistance with certain other matters in connection with effecting the Removal Proposal, and you hereby agree to cooperate and assist the Proposing Shareholders in connection with such matters. Examples of such matters would include, if requested, (i) meetings or conference calls with other shareholders, (ii) SEC filings, (iii) potential litigation against the Company to facilitate the Removal Proposal and (iv) delivery to the Company of requests for the Company or its representatives to set a record date for a solicitation of written consents, the solicitation of agent designations to call a special meeting of shareholders, and other actions, in each case to facilitate effecting the Removal Proposal. The Proposing Shareholders agree to reimburse you and your immediate family members for reasonable, documented expenses (including legal expenses) incurred in connection with your participation, provided that such expenses are incurred in connection with the actions requested of you, or consented to, by the Proposing Shareholders. In particular, and without limitation of the foregoing, the Proposing Shareholders hereby agree to reimburse you and your immediate family members for any tax consequences, including but not limited to any penalties for early withdrawal and any income tax for realized gains, arising from your withdrawal of securities of the Company from an Individual Retirement Account (“IRA”) or other tax-deferred account in order to obtain certificated securities to further the purposes of the Removal Proposal; provided, however, that the Proposing Shareholders’ obligation to reimburse you and your immediate family members for such tax consequences shall be limited to $5,000 (five thousand dollars) for each transaction requested by the Proposing Shareholder.

The Proposing Shareholders jointly and severally agree to pay the reasonable fees and expenses of Allegaert Berger & Vogel LLP to act as counsel to you and other individual shareholders in connection with the matters set forth in this Agreement.

The Proposing Shareholders hereby agree that, so long as you actually serve as a Participant, the Proposing Shareholders will jointly and severally defend, indemnify and hold you and your immediate family members harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you and your immediate family members in the event that (i) based on your role as a Participant, you or your immediate family members or any of your affiliated entities become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof (a “Proceeding”) or (ii) you or your immediate family members are called to testify or give a deposition in any Proceeding (whether or not you are a party or are threatened to be made a party to such Proceeding), including, in each case, the advancement to you of all reasonable attorneys’ costs and expenses incurred by you in connection with any Proceeding. Your right of indemnification hereunder shall continue (i) in the event that the Proposing Shareholders determine to remove you as a Participant and (ii) after the Removal Proposal becomes effective, but only for events which occur prior to such actions and subsequent to the date hereof. Except with respect to actions taken by you or on your behalf as part of your cooperation and assistance to the Proposing Shareholders in connection with this matter, the Proposing Shareholders are not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the effectiveness of the Removal Proposal, or such earlier time as you are no longer a Participant. Nothing herein shall be construed to provide you an indemnity: (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with your participation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Proposing Shareholders; (ii) if you acted in a manner which constitutes gross negligence or willful misconduct or (iii) in the event of a material misrepresentation of fact in any information about you provided by you to the Proposing Shareholders for inclusion in any document to be filed with the SEC. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify the Proposing Shareholders in the event of any third-party claims actually made against you or known by you to be threatened. In addition, with respect to any such claim, the Proposing Shareholders shall be entitled to control your defense with counsel chosen by the Proposing Shareholders, unless based on the advice of counsel you reasonably object to the Proposing Shareholders controlling the defense on the ground that there may be legal defenses available to you which conflict with those available to the Proposing Shareholders, in which case you shall choose your own counsel and such counsel’s reasonable costs and expenses shall be paid for by the Proposing Shareholders. You shall have the right to employ a separate counsel, at your own cost, when the Proposing Shareholders are controlling the defense. None of the Proposing Shareholders shall be responsible for any settlement of any claim against you covered by this indemnity without the prior written consent of the Proposing Shareholders. However, the Proposing Shareholders may not enter into any settlement of any such claim without your consent, unless such settlement includes a release of you from any and all liability in respect of such claim.

Nothing in this agreement shall be construed as creating among the parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes) or any agency relationship, nor shall any party, except as expressly set forth in this agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party or (ii) have any fiduciary or other duties to any other party. Each party agrees that it does not have any interest in the profits or losses of the other party in connection with its acquisition or deposition of any Company securities.

This agreement shall terminate on the earlier of (i) May 8, 2016, or (ii) delivery to you by the Proposing Shareholders of written notice of such termination; provided, however that notwithstanding such termination the indemnification obligations set forth in the second preceding paragraph shall survive such termination in accordance with their terms.

It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

This agreement shall be interpreted and enforced in accordance with the laws of the State of New York. This agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

CORVEX MANAGEMENT LP

By:
Name:
Title:

RELATED REAL ESTATE RECOVERY FUND, L.P.

By: Related Real Estate Recovery Fund GP, L.P., its general partner

By: Related Real Estate Recovery Fund GP-A, LLC, its general partner

By:
Name:
Title:

Agreed to and Accepted as of the date first above written:

Name:

ANNEX I

Security	Trade Date	# Purchased (Sold)	Price Per Share